Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

METRO ONE TELECOMMUNICATIONS, INC.

______________________________________

ARTICLE I.

NAME OF CORPORATION

The name of the corporation is Metro One Telecommunications, Inc. (the “Corporation”).

ARTICLE II.

REGISTERED OFFICE; REGISTERED AGENT

The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is: 2140 S Dupont Highway, Camden, DE 19934 in the county of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is: Paracorp Incorporated.

ARTICLE III.

PURPOSES AND POWERS

The purposes and powers of the Corporation are:

3.1 To engage in any lawful activities for which corporations may be organized under the Delaware General Corporation Law.

3.2 To do anything which shall appear necessary or beneficial to the Corporation in connection with (1) its operation; (2) the accomplishment of its purposes; or (3) the exercise of its powers set forth in this Certificate of Incorporation.

ARTICLE IV.

CAPITALIZATION

4.1 Authorized Capital Stock. The aggregate number of shares of capital stock that the Corporation is authorized to issue is Six Hundred Million (600,000,000), consisting of Six Hundred Million (600,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”).

ARTICLE V.

CONSENT TO ACTION

Any action which may be taken at a meeting of the shareholders or directors may be taken without a meeting if all shareholders or directors entitled to vote on the action consent in writing to the action taken. The written consent shall have the same force and effect as a unanimous vote of the shareholders or directors.

ARTICLE VI.

CUMULATIVE VOTING

No shareholder shall be entitled to cumulate his votes for election of directors of the Corporation.

ARTICLE VII.

PREEMPTIVE RIGHTS DENIED

Unless otherwise determined by the Board of Directors, no shareholder of the Corporation shall be entitled, as a matter of right, to purchase or subscribe for any stock of any class which the Corporation may issue or sell, whether or not exchangeable for any stock of the Corporation of any class or classes and whether out of unissued shares authorized by the Certificate of Incorporation of the Corporation as originally filed or by any amendment thereof or out of shares acquired in the future. Nor, unless otherwise determined by the Board of Directors, shall any holder of any shares of the capital stock of the Corporation be entitled, as a matter of right, to purchase or subscribe for any obligation which the Corporation may issue or sell that shall be convertible into or exchangeable for any shares of the stock of the Corporation of any class or classes, or to which shall be attached to any warrant or warrants or any other instrument or instruments that shall confer upon the holder or holders of such obligation the right to subscribe for or purchase from the Corporation any shares or its capital stock of any class or classes.

ARTICLE VIII.

DIRECTORS

8.1 The number of directors of the Corporation shall not be less than three nor more than nine, and within such limits, the exact number shall be fixed and increased or decreased from time to time by resolution of the Board of Directors. The directors shall be elected by the shareholders at each annual meeting of shareholders. Each director shall serve for a term ending on the date of the next annual meeting and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office, or death.

8.2 All or any number of the directors of the Corporation may be removed only for cause and at a meeting of shareholders called expressly for that purpose, by a vote of not less than seventy-five percent (75%) of the votes entitled to be cast for the election of directors. At any meeting of shareholders at which one or more directors are removed, a majority of votes then entitled to be cast for the election of directors may fill a vacancy created by such removal. If any vacancy created by removal of a director is not filled by the shareholders at the meeting at which the removal is effected, such vacancy may be filled by a majority vote of the remaining directors.

8.3 The provisions of this Article VIII may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of not less than seventy-five percent (75%) of the votes then entitled to be cast for election of directors.

ARTICLE IX.

QUORUM OF SHAREHOLDERS

A quorum at a meeting of shareholders is constituted by the representation in person or by proxy of fifty-one percent (51%) of the shares entitled to vote. Shares shall not be counted to make up a quorum for a meeting if voting of them at the meeting has been enjoined or for any reason they cannot be lawfully voted at the meeting. The shareholders present at a duly held meeting at which a quorum is present may continue to do business until adjournment in spite of the withdrawal of enough shareholders to leave less than a quorum.

ARTICLE X.

INDEMNIFICATION

10.1 The Corporation shall indemnify to the fullest extent not prohibited by law any person who was or is a party or is threatened to be made a party to any Proceeding against all expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually or reasonably incurred by the person in connection with such Proceeding.

10.2 Expenses incurred by a director or officer of the Corporation in defending a Proceeding shall in all cases be paid by the Corporation in advance of the final disposition of such Proceeding at the written request of such person, if the person furnishes the Corporation a written undertaking to repay such advance to the extent ultimately determined by a court that such person is not entitled to be indemnified by the Corporation under this Article X or under any other indemnification rights granted by the Corporation to such person. Such advances shall be made without regard to the person’s ability to repay such advances and without regard to the person’s ultimate entitlement to indemnification under this Article X or otherwise.

10.3 The term “Proceeding” shall include any threatened, pending, or completed action, suit, or proceeding whether brought in the right of the Corporation or otherwise and whether of a civil, criminal, administrative, or investigative nature, in which a person may be or may have been involved as a party or otherwise by reason of the fact that the person is or was a director or officer of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or is or was serving the request of the Corporation as a director, officer, or fiduciary of an employee benefit plan of another corporation, partnership, joint venture, trust, or other enterprise, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification or advancement of expenses can be provided under this Article X.

10.4 The indemnification and entitlement to advancement of expenses provided by this Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Corporation’s Certificate of Incorporation or any statute, agreement, general or specific action of the Board of Directors, vote of the shareholders, or otherwise, shall continue as to a person who has ceased to be a director or officer, shall inure to the benefit of the heirs, executors and administrators of such person and shall extend to all claims for indemnification or advancement of expenses made after the adoption of this Article X.

10.5 Any repeal of this Article X shall only be prospective and no repeal or modification hereof shall adversely affect the rights under this Article X in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding.

10.6 To the fullest extent permitted by law, no director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director. No amendment or repeal of this Article X, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X, nor a change in the law, shall adversely affect any right or protection of a director, which right or protection is based on this Article X and arises from conduct that occurred prior to the time of such amendment, repeal, adoption or change. No change in the law shall reduce or eliminate the rights and protections applicable immediately after this provision becomes effective unless the change in the law shall specifically require such reduction or elimination. If the Delaware General Corporation Law or its successor is amended, after this Article X becomes effective, to authorize corporate action further eliminating or limiting the personal liability of directors of the Corporation, then the liability of directors of this Corporation shall eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

ARTICLE XI.

CONSTRUCTION AND DEFINED TERMS

11.1 Construction. As appropriate in context, whenever the singular number is used in this Certificate of Incorporation, the same includes the plural, and whenever the plural number is used in this Certificate of Incorporation, the same includes the singular. As used in this Certificate of Incorporation, each of the neuter, masculine, and feminine genders includes the other two genders. As used in this Certificate of Incorporation, “include,” “includes,” and “including” shall be deemed to be followed by “without limitation”.

11.2 Defined Terms. As used in this Certificate of Incorporation,

“Board of Directors” means the board of directors of the Corporation.

“Bylaws” means the bylaws of the Corporation, as the same may be amended from time to time.

“Certificate of Incorporation” means this Certificate of Incorporation of the Corporation, as the same may be amended from time to time.

IN WITNESS WHEREOF, the undersigned, being the Sole Incorporator of the Corporation has executed this Certificate of Incorporation, on this 30th day of July, 2021.

/s/Elchanan Maoz, Sole Incorporator
c/o Metro One Telecommunications, Inc.
30 North Gould Street, Suite 2990
Sheridan, WY 82801